UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________________________________________

FORM 8-K
__________________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 19, 2019
__________________________________________________
IPALCO ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-8644	35-1575582
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Monument Circle, Indianapolis, Indiana		46204
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: 317-261-8261
Not Applicable
(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On June 19, 2019 (the “Closing Date”), Indianapolis Power & Light Company (“IPL”), the principal subsidiary of IPALCO Enterprises, Inc. (“IPALCO”), entered into an amended and restated $250 million unsecured revolving credit agreement (the “Credit Agreement”) by and among IPL, each lender from time to time party thereto, PNC Bank, National Association (“PNC Bank”), as administrative agent, PNC Capital Markets LLC, as joint bookrunner and joint lead arranger, U.S. Bank, National Association, as syndication agent, joint bookrunner and joint lead arranger and BMO Harris Bank, N.A. and Fifth Third Bank, as co-documentation agents, amending and restating the revolving credit agreement dated May 6, 2014 among IPL, PNC Bank, as administrative agent, and the financial institutions from time to time party thereto as lenders, as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date (the “Existing Credit Agreement”).

The Credit Agreement provides, on an unsecured basis, for revolving loans, swing line loans and letters of credit in an aggregate principal amount of $250 million at any one time outstanding. Letters of credit are subject to a sub-limit not to exceed $40 million at any one time outstanding, and PNC Bank may make swing line loans in an aggregate principal amount up to $20 million at any one time outstanding. Subject to customary terms and conditions and the approval of any lender whose commitment would be increased, IPL has the option to increase the maximum principal amount available under the Credit Agreement by up to an additional $150 million, prior to the fourth anniversary of the Closing Date for a total maximum available amount of $400 million. None of the lenders under the Credit Agreement has committed at this time or is obligated to provide any such increase in the commitments. Funds may be prepaid at any time, and IPL has the right to permanently reduce or terminate the lenders’ commitments provided for under the Credit Agreement.

Funds provided under the Credit Agreement may be used to finance capital expenditures, to refinance certain existing indebtedness under the Existing Credit Agreement, to support working capital and for general corporate purposes. Unless the lenders’ commitments are terminated earlier or the maturity date is extended in accordance with the Credit Agreement, the revolving loans and swing line loans provided for under the Credit Agreement are available until June 19, 2024.

The Credit Agreement includes customary representations, warranties and covenants, and acceleration, indemnity and events of default provisions, including, among other things, a financial covenant, which requires IPL’s consolidated total debt to consolidated total capitalization shall not be greater than 0.67 to 1.00 at any time.

IPL has agreed to pay interest on outstanding borrowings as determined in accordance with the Credit Agreement, and to pay unused commitment fees and customary administrative agent, letter of credit and other fees.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference. IPL and IPALCO have existing general banking relationships with other parties to the Credit Agreement.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance
Sheet Arrangement

The information set forth above in response to Item 1.01 with respect to the Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1
$250,000,000 Revolving Credit Facility Amended and Restated Credit Agreement, dated June 19, 2019, among Indianapolis Power & Light Company, each lender from time to time party thereto, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets LLC, as Joint Bookrunner and Joint Lead Arranger, U.S. Bank, National Association, as Syndication Agent, Joint Bookrunner and Joint Lead Arranger and BMO Harris Bank, N.A. and Fifth Third Bank, as Co-Documentation Agents.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPALCO ENTERPRISES, INC.

Date: June 21, 2019	By:	/s/ Judi L. Sobecki
	Name:	Judi L. Sobecki
	Title:	General Counsel and Secretary